                                     [LOGO]

                        Offer to Purchase for Cash Up To
                      7,954,545 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                    At A Purchase Price Not In Excess of $44
                          Nor Less Than $39 Per Share

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON WEDNESDAY, FEBRUARY 23, 2000, UNLESS THE OFFER IS
                                   EXTENDED.

    Tektronix, Inc. invites you to tender shares of Tektronix's common stock, including the associated preferred stock purchase rights issued under the Rights Agreement dated August 16, 1990 between Tektronix and ChaseMellon Shareholder Services, L.L.C., to Tektronix at prices specified by you that are not greater than $44 nor less than $39 per share, net to the seller in cash, without interest. Your tenders must be on the terms and subject to the conditions set forth in this document and the related letter of transmittal. These documents together constitute the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights.

    On the terms and subject to the conditions of the tender offer, Tektronix will determine the single per share price, not in excess of $44 nor less than $39 per share, net to the seller in cash, without interest, that it will pay for shares properly tendered in the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. Tektronix will select the lowest purchase price that will allow it to buy 7,954,545 shares, or such lesser number of shares as are properly tendered at prices not in excess of $44 nor less than $39 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions. Tektronix reserves the right, in its sole discretion, to purchase more than 7,954,545 shares in the tender offer. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration will be returned as promptly as practicable after the expiration of the tender offer. If you own beneficially or of record less than 100 shares, tender all of them at or below the applicable purchase price before the tender offer expires and complete the section entitled "Odd Lots" in the letter of transmittal, Tektronix will purchase all of your shares without subjecting them to the proration procedure. See Section 1.

    THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE
SECTION 6.

    The shares are listed and traded on the New York Stock Exchange under the symbol "TEK." On January 25, 2000, the last full trading day before the announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $40.44. We urge you to obtain current market quotations for the shares. See Section 7.

    NEITHER TEKTRONIX NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE AT WHICH YOU CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE THE DECISION WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THE SHARES SHOULD BE TENDERED. RELATIONAL INVESTORS, LLC AND OTHER ENTITIES CONTROLLED BY RALPH V. WHITWORTH, A DIRECTOR OF TEKTRONIX, HAVE INFORMED TEKTRONIX THAT THEY INTEND TO TENDER ALL OF THEIR 4,678,000 SHARES IN THE TENDER OFFER. JEROME J. MEYER, CHAIRMAN OF THE BOARD OF TEKTRONIX, HAS ADVISED TEKTRONIX THAT HE INTENDS TO TENDER 52,973 SHARES IN THE TENDER OFFER, WHICH REPRESENTS APPROXIMATELY 13% OF THE AGGREGATE NUMBER OF SHARES CURRENTLY HELD BY HIM AND A FAMILY LIMITED PARTNERSHIP OR SUBJECT TO HIS CURRENTLY EXERCISABLE OPTIONS. SEE SECTION 10. TEKTRONIX HAS BEEN ADVISED THAT NO OTHER DIRECTOR OR EXECUTIVE OFFICER OF TEKTRONIX INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER.

                                   IMPORTANT

    If you wish to tender all or any part of your shares, you should either

    (a) complete and sign a letter of transmittal, or a manually signed facsimile of it, according to the instructions in the letter of transmittal and mail or deliver it, together with any required signature guarantee, and any other required documents to ChaseMellon Shareholder Services, L.L.C., and mail or deliver the certificates for the shares to ChaseMellon together with any other documents required by the letter of transmittal or tender the shares according to the procedure for book-entry transfer described in Section 3, or

    (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

    If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares and

    (a) your certificates for the shares are not immediately available or cannot be delivered to ChaseMellon or

    (b) you cannot comply with the procedure for book-entry transfer or

    (c) your other required documents cannot be delivered to ChaseMellon by the expiration of the tender offer,

you must tender your shares according to the guaranteed delivery procedure described in Section 3.

    TO TENDER SHARES PROPERLY, YOU MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING SHARES.

    Questions and requests for assistance may be directed to ChaseMellon Consulting Services, L.L.C. or to Salomon Smith Barney Inc. at their respective addresses and telephone numbers set forth on the back cover of this document. Requests for additional copies of this document, the letter of transmittal or the notice of guaranteed delivery may be directed to ChaseMellon.

    TEKTRONIX HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF TEKTRONIX AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING SHARES IN THE TENDER OFFER. TEKTRONIX HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEKTRONIX.

                      The Dealer Manager for the Offer is:
                              SALOMON SMITH BARNEY

January 26, 2000

                               TABLE OF CONTENTS

       SECTION                                                                          PAGE
---------------------                                                                 --------
 Summary Term Sheet.................................................................      1
 Introduction.......................................................................      4
 The Offer..........................................................................      7
          1.            Number of Shares; Proration.................................      7
          2.            Purpose of the Offer; Material Effects of the Offer.........      9
          3.            Procedures for Tendering Shares.............................     11
          4.            Withdrawal Rights...........................................     14
          5.            Purchase of Shares and Payment of Purchase Price............     15
          6.            Conditions of the Offer.....................................     16
          7.            Price Range of Shares; Dividends............................     18
          8.            Source and Amount of Funds..................................     19
          9.            Certain Information Concerning the Company..................     19
         10.            Interest of Directors and Executive Officers and Principal
                        Shareholders;
                        Transactions and Arrangements Concerning Shares.............     20
         11.            Effects of the Offer on the Market for Shares; Registration
                        under the Exchange Act......................................     21
         12.            Legal Matters; Regulatory Approvals.........................     21
         13.            U.S. Federal Income Tax Consequences........................     22
         14.            Extension of the Offer; Termination; Amendment..............     23
         15.            Fees and Expenses...........................................     24
         16.            401(k) Plan Shares..........................................     25
         17.            Miscellaneous...............................................     25

                           FORWARD-LOOKING STATEMENTS

    This Offer to Purchase, including without limitation the Introduction and
Section 2, contains certain statements that are not historical fact and constitute "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors based on Tektronix's estimates and expectations concerning future events that may cause the actual results of Tektronix to be materially different from historical results or from any results expressed or implied by these forward-looking statements. As with many high technology companies, risk factors that could cause Tektronix's actual results or activities to differ materially from these forward-looking statements include, but are not limited to: worldwide economic and business conditions in the electronics industry; competitive factors, including pricing pressures, technological developments and new products offered by competitors; changes in product and sales mix, and the related effects on gross margins; Tektronix's ability to deliver a timely flow of competitive new products, and market acceptance of these products; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; inventory risks due to changes in market demand or Tektronix's business strategies; changes in effective tax rates; customer demand; currency fluctuations; and the fact that a substantial portion of Tektronix's sales are generated from orders received during the quarter, making prediction of quarterly revenues and earnings difficult. Tektronix has other risk factors in its business, including, but not limited to: the continued growth in wireless communication infrastructure and the semiconductor industry; the effects of year 2000 compliance issues later in the year; the timely introduction of new products scheduled during the current year, which could be affected by engineering or other development program slippage, the ability to ramp up production or to develop effective sales channels; customers' acceptance of and demand for new products; the ability to reduce expenditures; transition issues relating to the sale of Tektronix's Color Printing and Imaging Division; and other risk factors listed from time-to-time in Tektronix's Securities and Exchange Commission reports and press releases. As a result of these and other factors, Tektronix's results of operations are subject to significant positive and negative variations from quarter to quarter and Tektronix often cannot accurately predict when these variations will occur or their magnitude.

                               SUMMARY TERM SHEET

    We are providing this summary term sheet for your convenience. It highlights the most material information from the Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent as the Offer to Purchase. We urge you to read the entire Offer to Purchase because it contains the full details of the tender offer. We have included references to the sections of the Offer to Purchase where a more complete discussion is set forth.

Who is offering to purchase my shares?....  Tektronix, Inc. is offering to purchase your shares of
                                            Tektronix common stock and the associated preferred
                                            stock purchase rights. See Introduction.

What will the purchase price for the
shares be?................................  Tektronix will determine the purchase price that it will pay per share as promptly as practicable after the
                                            tender offer expires. The purchase price will be not
                                            more than $44 nor less than $39 per share. Tektronix
                                            will pay this purchase price for all the shares it
                                            purchases even if some of the shares are tendered below
                                            the purchase price. See Section 1.

How many shares will Tektronix
purchase?.................................  Tektronix will purchase up to 7,954,545 shares of its common stock in the tender offer. Each share is coupled
                                            with an associated preferred stock purchase right which
                                            Tektronix will reacquire with the shares it purchases.
                                            No additional consideration will be paid for the
                                            preferred stock purchase rights. See Section 1.

How will Tektronix pay for the shares?....  Tektronix intends to use up to $350 million of the proceeds from its sale of substantially all of the
                                            assets related to its Color Printing and Imaging
                                            Division to finance the tender offer. See Section 2.

How long do I have to tender my shares?...  You may tender your shares until the tender offer expires. The tender offer will expire on Wednesday,
                                            February 23, 2000, at 12:00 Midnight, New York City
                                            time, unless Tektronix extends it. Tektronix may choose
                                            to extend the tender offer for any reason. See Section
                                            1.

How will I be notified if Tektronix
extends the tender offer?.................  Tektronix will issue a press release by 9:00 a.m., New
                                            York City time, on the business day after the previously
                                            scheduled expiration date, if Tektronix decides to
                                            extend the tender offer. See Section 14.

Are there any conditions to the tender
offer?....................................  The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the
                                            offer, general market conditions and the condition of
                                            Tektronix's business. See Section 6.

How do I tender my shares?................  To tender your shares, before the tender offer expires:

                                            -  You must deliver your share certificate(s) and a
                                            properly completed and duly executed letter of
                                               transmittal to ChaseMellon Shareholder Services,
                                               L.L.C. at the address appearing on the back cover of
                                               this document; or

                                            -  ChaseMellon must receive a confirmation of receipt of
                                               your shares by book-entry transfer and a properly
                                               completed and duly executed letter of transmittal; or

                                            -  You must comply with the guaranteed delivery
                                               procedure.

                                            See Section 3 and the instructions to the letter of
                                            transmittal.

Once I have tendered shares in the offer,
can I withdraw my tender?.................  You may withdraw any shares you have tendered at any time before 12:00 Midnight, New York City time, on
                                            Wednesday, February 23, 2000, unless Tektronix extends
                                            the tender offer. Unless the shares you have tendered
                                            have been previously purchased by Tektronix, you may
                                            also withdraw your shares after 12:00 Midnight, New York
                                            City time, on Wednesday, March 22, 2000. See Section 4.

Has Tektronix or its board of directors
adopted a position on the tender offer?...  Neither Tektronix nor its board of directors makes any recommendation about whether you should tender or
                                            refrain from tendering your shares. You must decide
                                            whether to tender and, if so, how many shares to tender
                                            and the price or prices at which those shares should be
                                            tendered. Relational Investors, LLC and other entities
                                            controlled by Ralph V. Whitworth, a director of
                                            Tektronix, have informed Tektronix that they intend to
                                            tender all of their 4,678,000 shares in the tender
                                            offer. Jerome J. Meyer, Chairman of the Board of
                                            Tektronix, has advised Tektronix that he intends to
                                            tender 52,973 shares in the tender offer, which
                                            represents approximately 13% of the aggregate number of
                                            shares currently held by him and a family limited
                                            partnership or subject to his currently exercisable
                                            options. See Section 10. Tektronix has been advised
                                            that no other director or executive officer of Tektronix
                                            intends to tender any shares in the tender offer.

If I own 100 shares or less, and I tender
all of my shares, will I be subject to
proration?................................  If you own beneficially or of record less than 100 shares, tender all of them at or below the purchase
                                            price before the tender offer expires and complete the
                                            section entitled "Odd Lots" in the letter of
                                            transmittal, Tektronix will purchase all of your shares
                                            without subjecting them to the proration procedure. See
                                            Section 1.

When will Tektronix pay for the shares I
tender?...................................  Tektronix will pay the purchase price for the shares it purchases promptly after the expiration of the tender
                                            offer. See Section 5.

Will I have to pay brokerage commissions
if I tender my shares?....................  If you are a registered shareholder and you tender your shares directly to ChaseMellon Shareholder Services,
                                            L.L.C., you will not incur any brokerage commissions. If
                                            you hold shares through a broker or bank, Tektronix
                                            urges you to consult your broker or bank to determine
                                            whether transaction costs are applicable. See Section 2.

Will I have to pay stock transfer tax
if I tender my shares?....................  If you instruct ChaseMellon Shareholder Services, L.L.C.
                                            to make the payment for the shares to the registered
                                            holder, you will not incur any stock transfer tax. See
                                            Section 5.

Who can I talk to if I have
questions?................................  Our Information Agent and Dealer Manager can help answer your questions. The Information Agent is ChaseMellon
                                            Consulting Services, L.L.C. and the Dealer Manager is
                                            Salomon Smith Barney Inc.

TO THE HOLDERS OF COMMON STOCK OF
  TEKTRONIX, INC.:

                                  INTRODUCTION

    Tektronix, Inc., an Oregon corporation (the "Company"), invites its shareholders to tender shares of its Common Stock (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated as of August 16, 1990 between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent) to the Company at prices not in excess of $44 nor less than $39 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Unless the context otherwise requires, all references to Shares shall include the associated Rights.

    The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $44 nor less than $39 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 7,954,545 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $44 nor less than $39 per Share). All Shares properly tendered before the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer, including the proration provisions. Shares held by shareholders who own beneficially or of record less than 100 Shares, who tender all of their Shares at or below the Purchase Price before the Offer expires and who complete the section entitled "Odd Lots" in the Letter of Transmittal will be accepted for payment before proration, if any, of the purchase of other tendered Shares. See Section 1. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares. The Company reserves the right, in its sole discretion, to purchase more than 7,954,545 Shares pursuant to the Offer. See Section 14.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. RELATIONAL INVESTORS, LLC AND OTHER ENTITIES CONTROLLED BY RALPH V. WHITWORTH, A DIRECTOR OF THE COMPANY, HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER ALL OF THEIR 4,678,000 SHARES IN THE OFFER. JEROME J. MEYER, CHAIRMAN OF THE BOARD OF THE COMPANY, HAS ADVISED THE COMPANY THAT HE INTENDS TO TENDER 52,973 SHARES IN THE OFFER, WHICH REPRESENTS APPROXIMATELY 13% OF THE AGGREGATE NUMBER OF SHARES CURRENTLY HELD BY HIM AND A FAMILY LIMITED PARTNERSHIP OR SUBJECT TO HIS CURRENTLY EXERCISABLE OPTIONS. SEE SECTION 10. THE COMPANY HAS BEEN ADVISED THAT NO OTHER DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

    Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 7,954,545 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered at or below the Purchase Price and not properly withdrawn, the Company will buy Shares first from all Odd Lot Holders (as defined in Section 1) who properly tender all their Shares at or below the Purchase Price (and do not properly withdraw them before the expiration of the Offer) and then on a pro rata basis from all other shareholders who properly tender Shares at prices at or below the Purchase Price (and do not properly withdraw them before the expiration of the Offer). See Section 1.

    A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. See
Section 7.

    The Purchase Price will be paid net to the tendering shareholder in cash, without interest thereon, for all Shares purchased. Tendering shareholders who hold Shares in their own name and who tender their Shares directly to ChaseMellon Shareholder Services, L.L.C. (the "Depositary") will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Depositary. HOWEVER, ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO THE TENDERING SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. The Company will pay all fees and expenses of Salomon Smith Barney Inc. ("SSB" or the "Dealer Manager"), the Depositary and ChaseMellon Consulting Services, L.L.C. (the "Information Agent") incurred in connection with the Offer. See Section 15.

    The address and telephone number of the Company's principal executive office is 14200 SW Karl Braun Drive, Beaverton, Oregon 97077 and (503) 627-7111.

BACKGROUND

    In January 2000, the Company completed the sale of substantially all of the assets relating to its Color Printing and Imaging Division for a cash purchase price of $925 million. The Company currently expects to use the proceeds as follows: between $150 million and $200 million for taxes relating to the sale, approximately $130 million to pay off borrowings associated with short-term debt and its accounts receivable securitization program, approximately $550 million for the repurchase of common stock and the balance for other corporate purposes. On January 20, 2000, the Board of Directors approved the use of up to $350 million of the proceeds to purchase shares pursuant to the Offer and also approved the use of up to $200 million of the proceeds to purchase shares of the Company's common stock from time to time on the open market beginning no earlier than 10 business days following termination of the Offer and ending by May 2001.

    The Board of Directors believes that the repurchase of shares pursuant to the Offer is an attractive use of a significant portion of the net proceeds and that the Offer is an efficient way to return a significant portion of the net proceeds to shareholders. The Company believes the Offer should result in a capital structure more consistent with the size of the Company's current business and is consistent with the Company's long-term goal of increasing shareholder value. The Company also believes that the use of funds for the Offer will have no impact on its access to sources of capital sufficient to fund currently anticipated investments in the business and to operate its existing business.

    The use of a portion of the proceeds to reduce debt is designed to strengthen the Company's balance sheet and to reduce interest expense.

    Increasing its focus on the development and growth of the business and to supplement its cash flow, the Board of Directors also discontinued the quarterly dividend. The discontinuance of the dividend will be effective after payment of the previously declared second quarter dividend which is payable on January 31, 2000 to shareholders of record on January 14, 2000.

    The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price or prices (not in excess of $44 nor less than $39 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer and where Shares are tendered by the registered owner thereof directly to the Depositary, to sell those Shares for cash without the usual transaction costs associated with open market sales. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, subject to the Company's right to issue additional Shares and other equity securities in the future. In determining whether to tender Shares pursuant to the Offer, shareholders should consider the possibility that they may be able to sell their Shares in the future on the New York Stock Exchange ("NYSE") or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. See "Recent Developments" below and Section 2. The Company gives no assurance, however, as to the price at which a shareholder may be able to sell non-tendered Shares in the future.

    As of January 19, 2000, the Company had issued and outstanding 47,473,770 Shares and had reserved 2,493,128 Shares for issuance upon exercise of outstanding stock options ("Options") under the Company's 1998 Stock Option Plan, the Stock Incentive Plan, as amended, and the 1982 Stock Option Plan, as amended (collectively, the "Plans").

    The 7,954,545 Shares the Company is offering to purchase pursuant to the Offer represent approximately 17% of the Company's Shares outstanding on January 19, 2000. The Shares are listed and traded on the NYSE under the symbol "TEK." On January 25, 2000, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE Composite Tape was $40.44. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. See Section 7.

RECENT DEVELOPMENTS

    The Company completed the sale of substantially all of the operating assets of its Video and Networking Division in September 1999 and completed the sale of substantially all of the assets of the Color Printing and Imaging Division in January 2000. Information regarding these transactions is contained in Current Reports on Form 8-K filed with the Commission on October 12, 1999 and
January 12, 2000 (as amended on January 25, 2000). See Section 9. The Company is now a focused test and measurement company.

    On January 20, 2000, the Board of Directors elected Richard H. Wills as a director of the Company and President and Chief Executive Officer and elected Colin Slade as Chief Financial Officer. Jerome J. Meyer continues as Chairman of the Board.

    The Company's current fiscal quarter covers the three month period from November 28, 1999 to February 26, 2000. The Company experienced strong orders in the first two months of the current fiscal quarter compared to the Company's plan. Sales for these two months were somewhat stronger than the Company's plan but were not as strong as orders. These orders and sales early in the quarter could positively impact the Company's results for the current fiscal quarter. The Company also expects to close the sale of its Marlow, England facility during the quarter, which, if completed, would result in a one-time gain and would positively impact results for the quarter. However, other factors, including orders and sales during the rest of the quarter, transition issues related to the sale of the Color Printing and Imaging Division, expense levels and margins, could negatively impact the results for the quarter. Accordingly, as of the date of this Offer to Purchase, the Company is unable to predict its results for the current fiscal quarter, and the results could be above or below current market expectations. Moreover, the Company does not expect to publicly announce its results of operations for the current fiscal quarter until March 16, 2000, which is after the currently scheduled expiration date of the Offer. If the Offer expires as currently scheduled, shareholders will have to decide whether or not to tender their shares, and to determine the price at which they are willing to tender their shares, before the Company's quarterly results are announced. For the reasons discussed above, the Company is unable to predict how or if the announcement of its quarterly results will affect the trading price of its common stock.

                                   THE OFFER

1.  NUMBER OF SHARES; PRORATION.

    Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 7,954,545 Shares or such lesser number of Shares as are properly tendered (and not properly withdrawn in accordance with Section 4) before the Expiration Date (as defined below) at prices not in excess of $44 nor less than $39 per Share, net to the seller in cash, without interest thereon.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Wednesday, February 23, 2000 unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 14 for a description of the Company's right to extend, delay, terminate or amend the Offer. The Company reserves the right to purchase more than 7,954,545 Shares pursuant to the Offer. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. See
Section 14. In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots (as defined below). The proration period also expires on the Expiration Date. If (a) the Company increases the price to be paid for Shares above $44 per Share or decreases the price to be paid for Shares below $39 per Share, the Company materially increases the Dealer Manager fee or the Company increases the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

    The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share Purchase Price that it will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 7,954,545 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $44 nor less than $39 per Share). All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, on the terms and subject to the conditions of the Offer, including the proration provisions.

    THE OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES, BUT IS SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

    In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not in excess of $44 nor less than $39 per Share, at which they are willing to sell their Shares to the Company pursuant to the Offer. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price that it will pay for Shares properly tendered pursuant to the Offer and not properly withdrawn, taking into account the number of Shares tendered and the prices specified by tendering shareholders. The Company intends to select the lowest Purchase Price, not in excess of $44 nor less than $39 net per Share in cash, that will enable it to purchase 7,954,545 Shares (or such lesser number of Shares as are properly tendered) pursuant to the Offer. Shares properly tendered pursuant to the Offer at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the odd lot and proration provisions. All Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

    If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date is less than or equal to 7,954,545 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

    PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of the Offer, if more than 7,954,545 Shares (or such greater number of Shares as the Company may elect to purchase) have been properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, the Company will purchase properly tendered Shares on the basis set forth below:

    (a) first, the Company will purchase all Shares properly tendered and not properly withdrawn before the Expiration Date by any Odd Lot Holder (as defined below) who:

       (1) tenders all Shares owned beneficially or of record by such Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all the Shares owned by such Odd Lot Holder will not qualify for this preference); and

       (2) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

    (b) second, after the purchase of all of the foregoing Shares, the Company will purchase all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares), as described below.

    ODD LOTS. For purposes of the Offer, the term "Odd Lots" shall mean all Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person (an "Odd Lot Holder") who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. As set forth above, Odd Lots will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By accepting the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder's Shares. Any shareholder wishing to tender all of such shareholder's Shares pursuant to the Offer should complete the Section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

    The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tenders any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

    PRORATION. If proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares, other than Odd Lot Holders, shall be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot Holders, at or below the Purchase Price. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent or the Dealer Manager and may be able to obtain such information from their brokers.

    As described in Section 13, the number of Shares that the Company will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  PURPOSE OF THE OFFER; MATERIAL EFFECTS OF THE OFFER.

    The Offer provides shareholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price (not in excess of $44 nor less than $39 per Share) at which they are willing to sell their Shares and, subject to the terms and conditions of the Offer and where Shares are tendered by the registered owner thereof directly to the Depositary, to sell those Shares for cash without the usual transaction costs associated with open market sales. In addition, Odd Lot Holders who hold Shares in their names and tender their Shares directly to the Depositary and whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts payable on a sale of their Shares in a NYSE transaction. The Offer also allows shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Company. Shareholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, subject to the Company's right to issue additional Shares and other equity securities in the future. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, including in connection with a sale of the Company, at a net price higher than the Purchase Price. The Company gives no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future.

    In January 2000, the Company completed the sale of substantially all of the assets relating to its Color Printing and Imaging Division for a cash purchase price of $925 million. The Company currently expects to use the proceeds as follows: between $150 million and $200 million for taxes relating to the sale, approximately $130 million to pay off borrowings associated with short-term debt and its accounts receivable securitization program, approximately $550 million for the repurchase of common stock and the balance for other corporate purposes. On January 20, 2000, the Board of Directors approved the use of up to $350 million of the proceeds to purchase shares pursuant to the Offer and also approved the use of up to $200 million of the proceeds to purchase shares of the Company's common stock from time to time on the open market beginning no earlier than 10 business days following termination of the Offer and ending by May 2001.

    The Board of Directors believes that the repurchase of shares pursuant to the Offer is an attractive use of a significant portion of the net proceeds and that the Offer is an efficient way to return a significant portion of the net proceeds to shareholders. The Company believes the Offer should result in a capital structure more consistent with the size of the Company's current business and is consistent with the Company's long-term goal of increasing shareholder value. The Company also believes that the use of funds for the Offer will have no impact on its access to sources of capital sufficient to fund currently anticipated investments in the business and to operate its existing business.

    The use of a portion of the proceeds to reduce debt is designed to strengthen the Company's balance sheet and to reduce interest expense.

    Increasing its focus on the development and growth of the business and to supplement its cash flow, the Board of Directors also discontinued the quarterly dividend. The discontinuance of the dividend will be effective after payment of the previously declared second quarter dividend which is payable on January 31, 2000 to shareholders of record on January 14, 2000.

    As described above, the funds required to complete the Offer and pay related expenses will be provided from available cash and investments. The Offer is not subject to the Company's receipt of financing. See Section 8.

    THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE AT WHICH SHAREHOLDERS MAY CHOOSE TO TENDER THEIR SHARES AND NEITHER HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT WITH THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. RELATIONAL INVESTORS, LLC AND OTHER ENTITIES CONTROLLED BY RALPH V. WHITWORTH, A DIRECTOR OF THE COMPANY, HAVE INFORMED THE COMPANY THAT THEY INTEND TO TENDER ALL OF THEIR 4,678,000 SHARES IN THE OFFER. JEROME J. MEYER, CHAIRMAN OF THE BOARD OF THE COMPANY, HAS ADVISED THE COMPANY THAT HE INTENDS TO TENDER 52,973 SHARES IN THE OFFER, WHICH REPRESENTS APPROXIMATELY 13% OF THE AGGREGATE NUMBER OF SHARES CURRENTLY HELD BY HIM AND A FAMILY LIMITED PARTNERSHIP OR SUBJECT TO HIS CURRENTLY EXERCISABLE OPTIONS. THE COMPANY HAS BEEN ADVISED THAT NO OTHER DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER. SEE SECTION 10.

    The Board of Directors has authorized the Company to use up to $200 million of the remaining proceeds from the sale of assets related to its Color Printing and Imaging Division to purchase shares of its common stock from time to time on the open market beginning no earlier than 10 business days following termination of the Offer. Future purchases may be on the same terms or on terms which are more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the Expiration Date. Future purchases whether pursuant to this open market purchase program or otherwise may be on the open market, in private transactions, through tender offers or otherwise, subject to the approval of the Board of Directors. Any future purchases by the Company will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

    Shares the Company acquires pursuant to the Offer will be returned to the status of authorized but unissued Shares and will be available for the Company to issue without further shareholder action (except as required by applicable law or the rules applicable to companies with shares traded on the NYSE or any other securities exchange on which the Shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for the issuance of Shares repurchased pursuant to the Offer by the Company.

    Except as disclosed in this Offer to Purchase, the Company has no plans, proposals or negotiations that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present Board of Directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company's corporate structure or business; (f) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized for quotation in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or (j) any change in the Company's Articles of Incorporation, Bylaws or other governing instruments or other actions which could impede the acquisition of control of the Company.

3.  PROCEDURES FOR TENDERING SHARES.

    PROPER TENDER OF SHARES. For Shares to be tendered properly pursuant to the Offer, (a) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an Agent's Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase, or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, SHAREHOLDERS DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $.125) AT WHICH SHARES ARE BEING TENDERED. Shareholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Offer) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

    IN ADDITION, ODD LOT HOLDERS WHO TENDER ALL SHARES MUST COMPLETE THE SECTION CAPTIONED "ODD LOTS" IN THE LETTER OF TRANSMITTAL AND, IF APPLICABLE, IN THE NOTICE OF GUARANTEED DELIVERY, TO QUALIFY FOR THE PREFERENTIAL TREATMENT AVAILABLE TO ODD LOT HOLDERS AS SET FORTH IN SECTION 1.

    SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF SHAREHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

    SIGNATURE GUARANTEES AND METHOD OF DELIVERY. No signature guarantee is required: (a) if the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the owner of the Shares) tendered therewith and such holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal; or (b) if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility as described above), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent's Message, and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, THEN REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

    BOOK-ENTRY DELIVERY. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or (b) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

    BACKUP TAX WITHHOLDING. A shareholder may be subject to backup U.S. federal income tax withholding at a rate of 31% with respect to cash received pursuant to the Offer. However, backup withholding generally will apply only if the shareholder fails to either (i) furnish the Depositary with a correct social security number or other taxpayer identification number, or otherwise comply with applicable backup withholding rules and certification requirements, or
(ii) furnish the Depositary with proper certification that it is exempt from backup withholding. See Instruction 14 of the Letter of Transmittal.

    TO PREVENT BACKUP WITHHOLDING, EACH SHAREHOLDER SHOULD EITHER COMPLETE THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL OR FURNISH THE DEPOSITARY WITH PROPER CERTIFICATION THAT IT IS EXEMPT FROM BACKUP WITHHOLDING.

    WITHHOLDING FOR NON-U.S. SHAREHOLDERS. The following discussion applies to any "non-U.S." shareholder. A non-U.S. shareholder is a shareholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, a foreign estate or a foreign trust. A non-U.S. shareholder who has provided the necessary certification to the Depositary will not be subject to backup withholding. However, non-U.S. shareholders generally are subject to withholding under Internal Revenue Code sections 1441 or 1442 at a rate of 30% of the gross payments. If a shareholder's address is outside the U.S., and if the Depositary has not received a Substitute Form W-9 or other appropriate certification of non-foreign status from that shareholder, under current Treasury Regulations the Depositary will assume that the shareholder is a non-U.S. shareholder. The general 30% withholding rate may be reduced under a tax treaty, if appropriate certification is furnished to the Depositary. A non-U.S. shareholder may also obtain exemption from withholding by delivering to the Depositary appropriate certification that the gross proceeds are effectively connected with the conduct of a trade or business within the U.S. A non-U.S. shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such holder meets those tests described in Section 13 that would characterize the exchange as a sale (as opposed to a dividend) or is otherwise able to establish that no tax or a reduced amount of tax is due.

    NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

    GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and the shareholder's Share certificates are not immediately available or cannot be delivered to the Depositary before the Expiration Date (or the procedure for book-entry transfer cannot be completed on a timely basis) or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

    (a) the tender is made by or through an Eligible Institution;

    (b) the Depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (specifying the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

    (c) the certificates for all tendered Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees, or an Agent's Message, or other documents required by the Letter of Transmittal, are received by the Depositary within three (3) NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

    RETURN OF TENDERED SHARES. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

    COMPANY STOCK OPTION PLANS. The Company is not offering, as part of the Offer, to purchase any Options outstanding under the Company's Plans and tenders of Options will not be accepted. Holders of Options who wish to participate in the Offer may either (a) comply with the procedure for guaranteed delivery set forth above without having to exercise their Options until after the results of the Offer are known (provided, however, that an Option holder will not be required to make the requisite tender through an Eligible Institution and may personally execute and deliver the Notice of Guaranteed Delivery) or
(b) exercise their Options and purchase Shares of the Company's Common Stock and then tender the Shares pursuant to the Offer, provided that, in the case of either (a) or (b), any exercise of an Option and tender of Shares is in accordance with the terms of the applicable Plan and the Options. In no event are any Options to be delivered to the Depositary in connection with a tender of Shares hereunder. An exercise of an Option cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason.

    DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder and the Company's interpretation of the terms of the Offer will be final and binding on all parties. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any notice.

    TENDERING SHAREHOLDER'S REPRESENTATION AND WARRANTY; COMPANY'S ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty to the Company that (a) the shareholder has a net long position in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (b) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (a) has a net long position equal to or greater than the amount of (x) Shares tendered or
(y) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (b) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and conditions of the Offer.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.  WITHDRAWAL RIGHTS.

    Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, March 22, 2000.

    For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic, telex or facsimile transmission form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in
Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person shall be obligated to give notice of any defects or irregularities in any notice of withdrawal nor shall any of them incur liability for failure to give any notice.

    Withdrawals may not be rescinded and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless the withdrawn Shares are properly re-tendered before the Expiration Date by following one of the procedures described in Section 3.

    If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of the Company, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

    Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Date, the Company (a) will determine the Purchase Price it will pay for the Shares properly tendered and not properly withdrawn before the Expiration Date, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (b) will accept for payment and pay for (and thereby purchase) Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are properly tendered at or below the Purchase Price and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date the Company will accept for payment and pay a single per Share Purchase Price for 7,954,545 Shares (subject to increase or decrease as provided in Section 14) properly tendered, or such lesser number of Shares as are properly tendered, at prices not in excess of $44 nor less than $39 per Share and not properly withdrawn as permitted in Section 4.

    The Company will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders.

    In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date; however, the Company does not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately seven (7) business days after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the Shares) to the tendering shareholder at the Company's expense as promptly as practicable after the Expiration Date or termination of the Offer without expense to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE COMPANY BY REASON OF ANY DELAY IN MAKING PAYMENT. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See
Section 6.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the Letter of Transmittal.

    ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. ALSO SEE SECTION 3 REGARDING U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS.

6.  CONDITIONS OF THE OFFER.

    Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after January 26, 2000 and before the Expiration Date any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with acceptance for payment:

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, or (ii) in the Company's sole judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the contemplated benefits of the Offer to the Company;

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

    (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States,
       (v) any significant decrease in the market price of the Shares or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations or prospects or the trading in the Shares, (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof or (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on January 25, 2000;

    (d) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person;

    (e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than any such person, entity or group who has filed a Schedule 13D or
       Schedule 13G with the Commission on or before January 25, 2000),
       (ii) any such entity, group or person who has filed a Schedule 13D or
       Schedule 13G with the Commission on or before January 25, 2000 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding Shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the Board of Directors of the Company;

    (f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of the Company or its subsidiaries that, in the Company's sole judgment, is or may be material to the Company or its subsidiaries; or

    (g) the Company determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or omission by the Company) giving rise to any such condition, and may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

    The Shares are listed and traded on the NYSE. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE Composite Tape and the cash dividends paid, or to be paid, per Share in each of those fiscal quarters.

                                                       HIGH       LOW      DIVIDENDS
                                                     --------   --------   ---------
Fiscal 1998:
  First Quarter....................................   $43.50     $36.42      $0.10
  Second Quarter...................................    46.42      37.08       0.12
  Third Quarter....................................    46.25      35.56       0.12
  Fourth Quarter...................................    48.19      36.06       0.12
Fiscal 1999:
  First Quarter....................................    38.38      16.56       0.12
  Second Quarter...................................    25.75      13.69       0.12
  Third Quarter....................................    32.38      19.38       0.12
  Fourth Quarter...................................    29.44      17.56       0.12
Fiscal 2000:
  First Quarter....................................    35.56      22.13       0.12
  Second Quarter...................................    39.38      28.38       0.12
  Third Quarter (through January 25, 2000).........    42.81      30.75          0(1)

------------------------

(1) The Board of Directors has declared a quarterly dividend of $0.12 per share payable on January 31, 2000 to holders of record on January 14, 2000. The Company recently announced its intention to discontinue paying cash dividends to shareholders in order to reinvest future earnings, effective after payment of this dividend.

    On January 25, 2000, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares on the NYSE Composite Tape was $40.44. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

    RIGHTS PLAN. On August 16, 1990, the Board of Directors of the Company adopted a Rights Agreement with ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), pursuant to which the Company declared a dividend of one preferred share purchase right (a "Right") for each Share outstanding at the close of business on September 7, 1990. One Right attaches to each share of Common Stock, and, when exercisable, each Right will entitle the registered holder to purchase from the Company one one-thousandth of a share of Series A No Par Preferred Stock (the "Preferred Stock") at a price of $60 per one one-thousandth of a share of Preferred Stock, subject to adjustment (the "Rights Purchase Price").

    In general, the Rights Agreement operates by providing that if any person acquires a number of Shares above the 20% threshold defined in the Rights Agreement (an "Acquiring Person") or if the Company were the surviving corporation in a merger with an Acquiring Person or any affiliate or associate of an Acquiring Person and the Shares were not changed or exchanged, each holder of a Right, other than Rights that are or were acquired or beneficially owned by the Acquiring Person (which Rights will thereafter be void), will thereafter have the right to receive upon exercise that number of Shares having a market value of two times the then current Rights Purchase Price of the Right. If, after a person has become an Acquiring Person, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current Rights Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current Rights Purchase Price of the Right.

    The Rights will expire on September 7, 2000, subject to the Company's right to extend such date, unless earlier redeemed or exchanged by the Company or terminated. The Rights may be redeemed in whole, but not in part, at a price of $0.01 per Right by the Board of Directors, with the approval of the continuing directors (as defined in the Rights Agreement), at any time before the time a person becomes an Acquiring Person. The Rights may also be exchanged at any time after a person becomes an Acquiring Person (except for the Rights of the Acquiring Person) for one Share per Right (subject to adjustment). Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company before the Distribution Date (as defined in the Rights Agreement). After the Distribution Date, the Company and the Rights Agent may amend or supplement the Rights Agreement without the approval of any holders of certificates evidencing the Rights ("Right Certificates") under certain circumstances provided that the interests of the holders of Right Certificates (other than an Acquiring Person or an affiliate or associate of an Acquiring Person) are not adversely affected thereby.

    The foregoing description of the Rights is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed as an exhibit to a Form 8-K filed by the Company on August 27, 1990 with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in Section 9.

8.  SOURCE AND AMOUNT OF FUNDS.

    Assuming the Company purchases 7,954,545 Shares pursuant to the Offer at a purchase price of $44 per Share, the Company expects the maximum aggregate cost, including all fees and expenses applicable to the Offer, to be approximately $351 million. The Company expects to fund the purchase of Shares pursuant to the Offer and the payment of related fees and expenses from available cash. At January 25, 2000, the Company had aggregate cash of approximately $800 million. The Company obtained the funds to purchase the Shares pursuant to the Offer through the sale of its Color Printer and Imaging Division in January 2000.

9.  CERTAIN INFORMATION CONCERNING THE COMPANY.

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their compensation, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed a Tender Offer Statement on Schedule TO with the Commission. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail, upon payment of the Commission's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such material also should be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005. The Company urges you to review its Annual Report on Form 10-K for the year ended May 29, 1999, its Quarterly Reports on Form 10-Q for the quarters ended August 28, 1999 and November 27, 1999 and its Current Reports on Form 8-K filed on October 12, 1999 and January 12, 2000 (as amended on January 25, 2000).

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

    As of January 19, 2000, the Company had issued and outstanding 47,473,770 Shares and had reserved 2,493,128 Shares for issuance under the Plans. The 7,954,545 Shares the Company is offering to purchase pursuant to the Offer represent approximately 17% of the Shares outstanding on January 19, 2000.

    Jerome J. Meyer, Chairman of the Board of the Company, and Relational Investors, LLC and other entities controlled by Ralph V. Whitworth, a director of the Company, have informed the Company that they intend to tender Shares pursuant to the Offer. Mr. Meyer indicated that he intends to tender 23,000 of the 194,301 Shares held by him, 18,000 of his 240,500 currently exercisable option Shares under the Plans and all of the 11,973 Shares held by a family limited partnership. Relational Investors, LLC and other entities controlled by Mr. Whitworth indicated that they intend to tender all of the 4,678,000 Shares held by them.

    As of January 19, 2000, the Company's directors and executive officers as a group (14 persons) beneficially owned an aggregate of 5,646,207 Shares representing approximately 12% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable Options. The Company has been advised that no director or executive officer of the Company other than Mr. Meyer and Mr. Whitworth intends to tender any Shares pursuant to the Offer. If the Company purchases 7,954,545 Shares pursuant to the Offer including all Shares tendered by Mr. Meyer and entities controlled by Mr. Whitworth, and none of the other executive officers or directors tender Shares pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's executive officers and directors as a group would own beneficially approximately 2.3% of the outstanding Shares immediately after the Offer, assuming the exercise by such persons of their currently exercisable Options.

    Based on the Company's records and on information provided to the Company by its directors, executive officers, affiliates and subsidiaries, neither the Company, nor any associate or subsidiary of the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving the Shares during the 60 days before the date hereof, except as follows:

    - A. Gary Ames and Merrill A. McPeak, directors, on January 6, 2000 acquired 2,142 Shares and 4,286 Shares, respectively, on the open market at a price of $35.00 per Share, pursuant to the Non-Employee Director's Stock Compensation Plan.

    - James F. Dalton, Vice President, General Counsel and Secretary, on December 17, 1999, exercised options for, and sold on the open market, 3,100 Shares at a price of $37.33 per Share and 1,400 Shares at a price of $37.00 per Share.

    - Paul C. Ely, Jr., director, on December 17, 1999, gifted 275 Shares.

    - A.M. Gleason, director, on December 29, 1999, sold 8,000 Shares at a price of $37.63 per Share, and sold 5,000 Shares at a price of $37.44 per Share, all on the open market. On the same date, his spouse sold 5,000 Shares at a price of $37.44 per Share on the open market. On December 30, 1999, he sold 9,804 Shares at a price of $38.63 per Share, and his spouse sold on the same date 1,500 Shares at a price of $38.63 per Share, all on the open market. On December 31, 1999, Mr. Gleason sold 1,000 Shares at a price of $39.25 per Share on the open market.

    On July 6, 1999, the Company entered into a standstill agreement with Ralph
V. Whitworth, entities controlled by Mr. Whitworth and associates of Mr. Whitworth (collectively, "Relational"). In accordance with the terms of the Standstill Agreement, Mr. Whitworth was elected to the board on

July 6, 1999. The Company has agreed that, at the request of Mr. Whitworth at any time prior to March 1, 2000, it will cause an additional candidate designated by him to be elected to the board. Relational has agreed that prior to the Company's annual meeting in 2000 it will not (i) acquire Shares that would cause it to own 10% or more of the outstanding Shares or form a group to acquire Shares; (ii) solicit proxies from shareholders; (iii) call a special meeting of shareholders; (iv) make shareholder proposals for shareholder action at a shareholder meeting; (v) establish a voting trust or agreement related to Shares; (vi) make proposals related to an acquisition, change of control, restructuring, recapitalization, or other extraordinary transaction involving the Company; or (vii) seek additional representation on the board. Consistent with the terms and provisions of the agreement, Relational may from time-to-time
(i) acquire additional Shares in the open market, in privately negotiated transactions, or otherwise, or (ii) dispose of Shares in the open market, in privately negotiated transactions or otherwise, including the Offer.

    The foregoing description of the standstill agreement is qualified in its entirety by reference to the standstill agreement, a copy of which has been filed as an exhibit to a Schedule 13D/A filed by Relational on July 6, 1999 with the Commission. Such schedule and exhibits may be obtained from the Commission in the manner provided in Section 9.

    Except as otherwise described herein, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

11. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of shareholders. Nonetheless, the Company anticipates that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, the Company does not believe that its purchase of Shares pursuant to the Offer will cause the Company's remaining Shares to be delisted from the NYSE.

    The Shares are now "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

    The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

12.  LEGAL MATTERS; REGULATORY APPROVALS.

    Except as described above, the Company is not aware of any license or regulatory permit that is material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There is no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to conditions. See
Section 6.

13.  U.S. FEDERAL INCOME TAX CONSEQUENCES.

    The following summary describes the principal U.S. federal income tax consequences of receipt of cash for Shares pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury Regulations, published rulings, administrative pronouncements and judicial decisions. Changes to these authorities could change the tax consequences, possibly on a retroactive basis.

    This summary addresses only Shares held by shareholders subject to U.S. federal income tax. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, traders in securities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, shareholders who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or shareholders with a functional currency other than the U.S. dollar). This summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of Options or which were or are subject to forfeiture restrictions). This summary does not address the state, local or foreign tax consequences of participating in the Offer. EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES TO SUCH HOLDER OF PARTICIPATION IN THE OFFER.

    An exchange of Shares for cash pursuant to the Offer will be a taxable event. Each participating shareholder will be treated as either having sold Shares or as having received a dividend from the Company. Which tax treatment applies will depend on the relationship of the number of Shares exchanged to the number of Shares retained by the particular shareholder. In determining the number of Shares retained, the attribution rules of Section 318 of the Code must be taken into account.

    A participating shareholder will be treated as having sold the exchanged Shares if one of the following tests is satisfied:

    (1) The exchange results in a "complete termination" of such holder's stock interest in the Company under Code section 302(b)(3). This test will be satisfied if (a) all of the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer, or (b) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder effectively waives such constructive ownership under Code section 302(c).

    (2) The exchange results in a "substantially disproportionate" redemption with respect to such holder under Code section 302(b)(2). This test will be satisfied if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the exchange is less than 80% of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

    (3) The exchange is "not essentially equivalent to a dividend." There is no numerical standard for this test. It is considered met if the distribution results in a "meaningful reduction" in the shareholder's stock interest in the Company. Whether the receipt of cash by a shareholder will be "not essentially equivalent to a dividend" will depend upon the individual shareholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

    If a shareholder's exchange of Shares pursuant to the Offer satisfies one of the tests described above, it will be treated as a sale of the Shares for U.S. federal income tax purposes. The shareholder will recognize gain or loss equal to the difference between the amount of cash received and such holder's adjusted tax basis in the Shares exchanged. Assuming the Shares are held as a capital asset, such recognized gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the Shares exceeded one year. The tax rates for long-term capital gain are less than most of the tax rates for short-term capital gain. The tax consequences of the sale of different Shares tendered by one shareholder, therefore, will be different if the Shares have different tax basis or holding periods. Shareholders are encouraged to consult their tax advisors for help in determining which Shares to tender and the designation of the order in which their Shares are to be purchased. See Instruction 9 of Letter of Transmittal.

    If a shareholder's exchange of Shares pursuant to the Offer does not satisfy one of the tests for sale treatment described above, the shareholder will be treated as having received a distribution from the Company equal to the amount of cash received by such holder. This distribution will be a dividend taxable as ordinary income to the shareholder to the extent of the Company's current or accumulated earnings and profits as determined under federal income tax principles. To the extent that the amount of such distribution exceeded the Company's current and accumulated earnings and profits, the excess first would be treated as a return of capital that would reduce the holder's tax basis in the Shares exchanged in the Offer. Any remaining amount after the holder's basis has been reduced to zero would be taxable as capital gain. The holder's adjusted tax basis in its Shares exchanged in the Offer generally will be transferred to any of its remaining stockholdings in the Company, subject, in the case of a corporate shareholder, to adjustment under Code section 1059.

    If a shareholder is a domestic corporation, and if that shareholder's exchange of Shares does not qualify as a sale for tax purposes, there are some special rules that may apply to the dividend. Corporate shareholders should consult their own tax advisors regarding (a) whether a dividends-received deduction under Code section 243 will be available to them; (b) whether any limitation will apply to such a dividends-received deduction, such as under Code sections 246(c) or 246A; and (c) the possible application of Code section 1059 (relating to "extraordinary dividends") to amounts received pursuant to the Offer.

    See Section 3 for a description of backup and foreign withholding taxes applicable to payments for Shares.

    THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

    The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire.

    If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Company increases or decreases the price to be paid for Shares, materially increases the Dealer Manager fee or increases or decreases the number of Shares being sought in the Offer and, if an increase in the number of Shares being sought, such increase exceeds 2% of the outstanding Shares, and
(b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.

15.  FEES AND EXPENSES.

    The Company has retained Salomon Smith Barney Inc. to act as its financial advisor, as well as the Dealer Manager, in connection with the Offer. SSB will receive reasonable and customary compensation. The Company also has agreed to reimburse SSB for certain reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify SSB against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

    The Company has retained ChaseMellon Consulting Services, L.L.C. to act as Information Agent and ChaseMellon Shareholder Services, L.L.C. to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by the Company for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

    No fees or commissions will be payable by the Company to brokers, dealers or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. The Company, however, upon request, will reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Company, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in Instruction 7 in the Letter of Transmittal.

16.  401(k) PLAN SHARES.

    The Company has amended the Tektronix 401(k) Plan to provide that the decision to tender Shares held by the 401(k) Plan (and, if so, at what price) in connection with the Offer will be made by an independent fiduciary rather than by the 401(k) Plan participants or the 401(k) Plan trustee, Northern Trust Company. The Company has appointed U.S. Trust Company, N.A., to act as the independent fiduciary for this purpose. Accordingly, the 401(k) Plan participants and the 401(k) Plan trustee will not decide whether to tender shares held in the 401(k) Plan, and the 401(k) Plan participants will not take any actions with respect to tendering Shares held in the 401(k) Plan.

17.  MISCELLANEOUS.

    The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Company cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

    Pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, the Company has filed with the Commission the Schedule TO which contains additional information with respect to the Offer. Such Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in
Section 9 with respect to information concerning the Company.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY OR THE DEALER MANAGER IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGER.

                                TEKTRONIX, INC.

January 26, 2000

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

      By Hand Delivery:           By Overnight Delivery:                By Mail:
Reorganization Department      Reorganization Department      Reorganization Department
120 Broadway                   85 Challenger Road             PO Box 3301
13th Floor                     Mail Stop - Reorg              South Hackensack, NJ 07606
New York, NY 10271             Ridgefield Park, NJ 07660

                            Facsimile Transmission:

                                 (201) 296-4293

                        (FOR ELIGIBLE INSTITUTIONS ONLY)

                Confirm Receipt of Facsimile by Telephone Only:

                                 (201) 296-4860

    Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

                    The Information Agent for the Offer is:

                    CHASEMELLON CONSULTING SERVICES, L.L.C.
                      450 West 33(rd) Street, 14(th) Floor
                            New York, New York 10001
                     Banks and Brokers Call (212) 273-8093
                                       or
                All Others Please Call Toll-Free (888) 224-2745

                      The Dealer Manager for the Offer is:

                              SALOMON SMITH BARNEY
                              390 Greenwich Street
                            New York, New York 10013
                                 (800) 996-7920